UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 4, 2007
BIODEL INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33451	90-0136863

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Saw Mill Road Danbury, Connecticut	06810

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (203) 796-5000
6 Christopher Columbus Avenue, Danbury Connecticut 06810

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) 2007 Cash Bonus Awards and 2008 Base Salary for Named Executive Officers.
     On December 4, 2007, the Board of Directors of Biodel Inc. (the “Company”) approved (i) base salary increases for the 2008 fiscal year for each of the Company’s “named executive officers” (as used in Instruction 4 to Item 5.02 of Form 8-K), (ii) payment of annual incentive cash bonus awards for performance during the 2007 fiscal year (“2007 Cash Bonus Awards”) to certain named executive officers and (iii) awards of options to purchase shares of the Company’s common stock to certain named executive officers (the “Option Awards”). The following table sets forth information regarding each of the named executive officer’s (i) 2007 base salary (for comparison purposes only), (ii) 2007 Cash Bonus Award, (ii) 2008 base salary and (iv) Option Award:

Executive		2007 Base	2007 Cash
Officer	Title	Salary (1)	Bonus		2008 Base Salary (2)	Option Award(3)

Solomon S. Steiner	President & Chief	$250,000	$200,000	(4)	$375,000	200,000
	Executive Officer

Erik Steiner	Vice President,	$150,000	$50,000	(5)	$200,000	60,000
	Operations

Roderike Pohl	Vice President,	$150,000	$0		$200,000	50,000
	Research
(1)	Base salary as of September 30, 2007.

(2)	Base salary increases were effective as of December 1, 2007, with the exception of Dr. Solomon S. Steiner, who received his increase effective November 20, 2007 pursuant to his an amended and restated employment agreement with the Company.

(3)	Options were granted pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan and each Option Award will vest in four equal annual installments.

(4)	The Company granted Dr. Solomon S. Steiner’s 2007 Cash Bonus Award pursuant to his amended and restated employment agreement with the Company. The 2007 Cash Bonus Award was based on Dr. Steiner’s individual performance in fiscal year 2007.

(5)	The Company granted Mr. Erik Steiner’s 2007 Cash Bonus Award based his individual performance in fiscal year 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIODEL INC.
Date: December 10, 2007	By:	/s/ Solomon S. Steiner
Solomon S. Steiner
Chief Executive Officer